     As filed with the Securities and Exchange Commission On May 12, 2000

                                                    Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                              ENDOREX CORPORATION
            (Exact Name Of Registrant As Specified In Its Charter)

                                --------------
               DELAWARE                              41-1505029
    (State or Other Jurisdiction Of               (I.R.S. Employer
    Incorporation or Organization)             Identification Number)

                         28101 BALLARD DRIVE, SUITE F
                          LAKE FOREST, ILLINOIS 60045
                                (847) 573-8990
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                --------------
                                 FRANK C. REID
               VICE PRESIDENT, FINANCE AND CORPORATE DEVELOPMENT
                              ENDOREX CORPORATION
                         28101 Ballard Drive, Suite F
                          Lake Forest, Illinois 60045
                                (847) 573-8990
                    (Name, Address, Including Zip Code, and
         Telephone Number, Including Area Code, of Agent For Service)

                                --------------
                                  COPIES TO:
                          RICHARD R. PLUMRIDGE, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        370 Interlocken Blvd, Suite 500
                             Broomfield, CO 80021
                                (303) 410-2000

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------
                                         Proposed       Proposed
                                         Maximum        Maximum      Amount Of
Title Of Shares To Be    Amount To Be Offering Price   Aggregate    Registration
Registered                Registered   Per Share(1)  Offering Price     Fee
--------------------------------------------------------------------------------
Common Stock, $.001 par
 value..................  3,587,226       $3.16       $11,335,634    $3,151.31
--------------------------------------------------------------------------------
Common Stock, $.001 par
 value, underlying
 warrants...............  2,281,297       $3.16       $ 7,208,899    $2,004.07
--------------------------------------------------------------------------------
Common Stock, $.001 par
 value, underlying
 preferred stock........  2,289,346       $3.16       $ 7,234,333    $2,011.14
--------------------------------------------------------------------------------
Total...................  8,157,869       $3.16       $25,778,866    $7,166.52
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Based on the average high and low trading prices of the common stock, as reported on the American Stock Exchange, on May 10, 2000.

                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


PROSPECTUS

                                8,157,869 Shares

                              ENDOREX CORPORATION

                                  Common Stock

  This prospectus relates to the resale of up to 8,157,869 shares of our common stock by certain of our current stockholders. We are registering our common stock for resale by the selling stockholders identified in this prospectus. Once issued, the prices at which such stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus.

  Our common stock is traded on the American Stock Exchange (AMEX) under the symbol "DOR." The closing price on May 10, 2000 was $3.063.

                                  -----------

  The shares of common stock of Endorex offered or sold under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 12, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Company................................................................   3
Risk Factors...............................................................   3
Forward Looking Information................................................   9
Use of Proceeds............................................................   9
Plan of Distribution.......................................................   9
Selling Stockholders.......................................................  11
Where to Find More Information.............................................  14
Legal Matters..............................................................  15
Experts....................................................................  15

                                  THE COMPANY

  Endorex Corporation is a development stage drug delivery company founded in 1985. Our principal executive office is located in the northern Chicago suburbs at 28101 Ballard Drive, Suite F, Lake Forest, Illinois 60045 and our telephone number is (847) 573-8990.

                                 RISK FACTORS

  An investment in our shares being offered in this prospectus involves a high degree of risk and if any of the risks discussed below come to fruition you may lose all or part of your investment. The U.S. Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will periodically update and supersede this information. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent annual report on Form 10-KSB and in any other documents incorporated by reference into this prospectus from other SEC filings. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.

If we cannot obtain additional funding, our product development and commercialization efforts may be reduced or discontinued.

  We will require additional funding to sustain our research and development efforts, provide for future clinical trials, and continue our operations until we are able to generate sufficient revenue from the sale and/or licensing of our products. We cannot be certain whether we will be able to obtain required additional funding on terms satisfactory to us, if at all. In addition, we have expended, and will continue to expend, substantial funds on the development of our product candidates and for clinical trials. We currently have commitments to expend additional funds for the development of the Orasome(TM) oral delivery system, the MEDIPAD(R) infusion pump for iron chelation therapy, license contracts, severance arrangements, employment agreements, and consulting agreements. If we are unable to raise additional funds when necessary, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates or enter into financing arrangements on terms that we would not otherwise accept.

We have had significant losses and anticipate future losses.

  We are a development stage company, have experienced significant losses since inception and have a significant accumulated deficit. We expect to incur significant additional operating losses in the future and expect cumulative losses to substantially increase due to expanded research and development efforts, preclinical studies and clinical trials. All of our products are currently in development, preclinical studies or clinical trials, and we have not generated significant revenues from product sales. We do not expect to generate significant product revenues in the next year. There can be no guarantee that we will ever generate product revenues sufficient to become profitable or to sustain profitability.

We are dependent on our joint ventures with Elan Corporation and any future joint ventures.

  Our strategy for research, development and commercialization of certain of our products is to rely on arrangements with corporate partners. As a result, our products are dependent upon the success of third parties in performing preclinical studies and clinical trials, obtaining regulatory approvals, manufacturing and marketing. In connection with our two joint ventures with Elan Corporation, plc, or Elan, we are obligated to fund research and development activities in proportion to our ownership interest in each joint venture, currently 80.1% of each joint venture, based on the research and development plan and budget that we mutually agree upon with Elan. If we do not have sufficient resources to meet our funding obligations under each of the two Elan joint ventures, we may have to terminate the venture prior to commercialization or renegotiate the terms of the joint venture with Elan, or our interest in the venture may be diluted. We intend to pursue additional collaborations in the future; however, the terms available may not be acceptable to us and the collaborations may not be successful. In addition, the amount and timing of resources that our collaborators devote to these activities are not within our control.

Problems in product development may cause our cash depletion rate to increase.

  We have limited experience with clinical trials and if we encounter unexpected difficulties with our operations or clinical trials, we may have to expend additional funds, which would increase our cash depletion rate. Our ability to manage expenses and our cash depletion rate are keys to the continued development of product candidates and the completion of ongoing clinical trials. Our cash depletion rate will vary substantially from quarter to quarter as we fund non-recurring items associated with clinical trials, product development, patent legal fees and consulting fees.

Our product development and commercialization efforts may not be successful.

  Our product candidates, which have not received regulatory approval, are generally in the early stages of development. If the initial results from any of the clinical trials are poor, those results will adversely effect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our oral delivery technology. In addition, product candidates resulting from our research and development efforts, if any, are not expected to be available commercially for several years, if at all. Our products, if approved, may not be immediately used by doctors unfamiliar with our product applications. We or our marketing partner may be required to implement an aggressive education and promotion plan with doctors in order to gain market recognition, understanding and acceptance of our products. Any such effort may be time consuming and might not be successful. Accordingly, we cannot guarantee that our product development efforts, including clinical trials, or commercialization efforts will be successful or that any of our products, if approved, can be successfully marketed.

Our technology and products may prove ineffective or harmful, or be too expensive to market successfully.

  Our future success is significantly dependent on our ability to develop and test workable products for which we will seek approval from the U.S. Food and Drug Administration, or FDA, and/or from the FDA's equivalents in other countries, to market to certain defined patient groups. The products we are currently developing will require significant additional laboratory and clinical testing and investment for the foreseeable future. Although we are optimistic that we will be able to complete development of one or more products, our proposed products may not prove to be effective in clinical trials or they may cause harmful side effects during clinical trials. In addition, our product candidates, if approved, may prove impracticable to manufacture in commercial quantities at a reasonable cost and/or with acceptable quality. Any of these factors could negatively affect our financial position and results of operations.

Our dependence on a limited number of suppliers may negatively impact our ability to complete clinical trials and market our products.

  Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a commercial supplier or manufacturer. We cannot guarantee that these suppliers or manufacturers will be able to qualify their facilities under regulations imposed by the FDA or that they will be able to label and supply us with drugs in a timely manner, if at all. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any third-party service provider or supplier could negatively impact our ability to complete clinical trials and to market our products, if approved.

We do not have a sales force to market our products.

  If and when we receive approval from the FDA for our initial product candidates, the marketing of these products will be contingent upon our ability to either license these products or enter into marketing agreements with partner companies or our ability to recruit, develop, train and deploy our own sales force. We currently intend to sell our products in the United States and internationally in collaboration with one or more marketing partners. However, we presently have only one agreement for the licensing or marketing of our product candidates, and we cannot assure you that we will be able to enter into any such additional agreements in a timely manner or on commercially favorable terms, if at all. Additionally, we do not presently have a sales force, or possess the resources or experience necessary to market any of our product candidates, if and when they are approved. Development of an effective sales force requires significant financial resources, time and expertise. We cannot assure you that we will be able to obtain the financing necessary to establish such a sales force in a timely or cost effective manner, if at all, or that such a sales force will be capable of generating demand for our product candidates, if and when they are approved.

We maintain only limited product liability insurance and may be exposed to claims if our insurance coverage is insufficient.

  The manufacture and sale of our products involves an inherent risk of product liability claims. We currently have product liability insurance with limits of liability of $10 million. Because product liability insurance is expensive and difficult to obtain, we cannot assure you that we will be able to maintain existing insurance or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage on acceptable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, could negatively impact our financial position and results of operations.

We may not be able to compete with our competitors in the biotechnology industry.

  The biotechnology industry is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements. Virtually all of our existing competitors have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and conducting clinical trials. Our competitors in the vaccine delivery field include Aviron, which is developing a nasal flu vaccine that is in phase III, BioVector, which is in phase II trials with an intranasal flu vaccine and another major vaccine, specialized biotechnology firms, universities, and governmental agencies. Our competitors in the liposomal formulation field include The Liposome Company (owned by Elan Corporation), NexStar (owned by Gilead Sciences, Inc.) and Sequus (owned by ALZA Corporation). Our competitors in the field of the oral delivery of drugs include Emisphere, which has recently started Phase III trials for oral heparin and phase I trials with oral calcitonin, and is in preclinical development with oral hormones; Unigene, which has an oral calcitonin product in phase I; and Protein Delivery which has an oral insulin in early clinical trials in Europe and the U.S. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products. Accordingly, we cannot assure you that we will be able to compete successfully with our existing and future competitors or that competition will not negatively affect our financial position or results of operations in the future.

We may not be successful if we are unable to obtain and maintain patents and licenses to patents.

  Our success depends, in large part, on our ability to obtain and maintain a proprietary position in our products through patents, trade secrets and orphan drug designations. We have been granted several United States patents and have submitted several United States patent applications and numerous corresponding foreign patent applications, and have also obtained licenses to patents or patent applications owned by other entities. However, we cannot assure you that any of these patent applications will be granted or that our patent licensors will not terminate any of our patent licenses. We also cannot guarantee that any issued patents will provide competitive advantages for our products or that any issued patents will not be successfully challenged or circumvented by our competitors. Further, the laws of certain countries may not protect our proprietary rights to the same extent as U.S. law. We are dependent upon our license of oral delivery technology from MIT, and licenses from Elan in connection with our two joint ventures with Elan. We cannot assure you that the technology underlying such licenses will be profitable, or that we will be able to retain licenses for such technologies or that we will obtain patent protection outside the United States. To the extent that we rely on trade secret protection and confidentiality agreements to protect our technology, others may develop similar technology, or otherwise obtain access to our findings or research materials embodying those findings. The application of patent law to the field of biotechnology is relatively new and has resulted in considerable litigation. There is a substantial risk in the rapidly developing biotechnology industry that patents and other intellectual property rights held by us could be infringed by others or that products developed by us or their method of manufacture could be covered by patents owned by other companies. Although we believe that our patents and our licensors' patents do not infringe on any third party's patents, we cannot be certain that we can avoid litigation involving such patents or other proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we may not have the necessary financial resources to defend or prosecute our rights in connection with any litigation. Responding to, defending or bringing claims related to patents and other intellectual property rights may require our management to redirect our human and monetary resources to address these claims and may take years to resolve.

Our product development and commercialization efforts may be reduced or discontinued due to difficulties or delays in clinical trials.

  We may encounter unanticipated problems, including development, manufacturing, distribution, financing and marketing difficulties, during the product development, approval and commercialization process. Our product candidates may take longer than anticipated to progress through clinical trials. In addition, patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials and causing increased costs. If we experience any such difficulties or delays, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates.

Our product development and commercialization efforts may be reduced or discontinued due to delays or failure in obtaining regulatory approvals.

  We will need to do substantial additional development and clinical testing prior to seeking any regulatory approval for commercialization of our product candidates. Testing, manufacturing, commercialization, advertising, promotion, export and marketing, among other things, of our proposed products are subject to extensive regulation by governmental authorities in the United States and other countries. The testing and approval process requires substantial time, effort and financial resources and we cannot guarantee that any approval will be granted on a timely basis, if at all. At least initially, we intend, to the extent possible, to rely on licensees to obtain regulatory approval for marketing our products. The failure by us or our licensees to adequately demonstrate the safety and efficacy of any of our product candidates under development could delay, limit or prevent regulatory approval of the product, which may require us to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in conducting advanced human clinical trials, even after obtaining promising results in earlier trials. Furthermore, the United States Food & Drug Administration may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Also, even if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Accordingly, we may experience difficulties and delays in obtaining necessary governmental clearances and approvals to market our products, and we may not be able to obtain all necessary governmental clearances and approvals to market our products.

Our products, if approved, may not be commercially viable due to health care changes and third-party reimbursement limitations.

  Recent initiatives to reduce the federal deficit and to change health care delivery are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, price controls on pharmaceuticals, and other fundamental changes to the health care delivery system. Any such changes could negatively impact the commercial viability of our products, if approved. Our ability to successfully commercialize our product candidates, if and when they are approved, will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of such products and related treatment are obtained from governmental authorities, private health insurers and other organizations, such as health maintenance organizations. In the absence of national Medicare coverage determination, local contractors that administer the Medicare program, within certain guidelines, can make their own coverage decisions. Accordingly, there can be no assurance that any of our product candidates, if approved and when commercially available, will be included within the then current Medicare coverage determination or the coverage determination of state Medicaid programs, private insurance companies and other health care providers. In addition, third-party payers are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care and the growth of health maintenance organizations in the United States may all result in lower prices for our products, if approved and when commercially available, than we currently expect. The cost containment measures that health care payers and providers are instituting and the effect of any health care changes could negatively affect our financial performance, if and when one or more of our products are approved and available for commercial use.

Our operations and financial performance could be negatively affected if we cannot attract and retain key personnel.

  Our success is dependent, in part, upon a limited number of key executive officers and technical personnel, including Michael S. Rosen, our President and Chief Executive Officer, Dr. Robert N. Brey, our Vice President of Research and Development, and Frank C. Reid, our Vice President of Finance and Corporate Development. We also believe that our future success will depend largely upon our ability to attract and retain highly skilled research and development and technical personnel. We maintain key man insurance only on Mr. Rosen. We face intense competition in our recruiting activities, including competition from larger companies with greater resources. We cannot assure you that we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

Our stock price is highly volatile and our common stock is thinly traded.

  The market price of our common stock, like that of many other development-stage public pharmaceutical and biotechnology companies, has been highly volatile and may continue to be so in the future. Factors such as disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, and general market conditions may have a significant effect on the market price of the common stock and our other equity securities. Since it commenced trading on the American Stock Exchange on August 6, 1998, our common stock has been thinly traded. We cannot guarantee that a more active trading market will develop in the future.

Investors may suffer substantial dilution.

  Endorex has a number of agreements or obligations that may result in dilution to investors. These include:

  . warrants to purchase 2,012,622 shares of common stock at $2.54375 per share, subject to adjustment, issued in connection with the October 1997 private placement of our common stock;

  . warrants to purchase 230,770 shares of common stock at $10.00 per share, subject to adjustment, held by Elan;

  . warrants to purchase 43,334 shares of common stock at $2.3125 per share, subject to adjustment, held by the Aries Master Fund II and warrants to purchase 23,334 shares of common stock at $2.3125 per share, subject to adjustment, held by the Aries Domestic Fund, L.P., both issued on May 19, 1997 pursuant to a senior line of credit that has been subsequently retired;

  . warrants to purchase 452,383 shares of common stock at $5.91, subject to adjustment, held by certain investors pursuant to the April 2000 private placement of our common stock;

  . warrants to purchase 226,190 shares of common stock at $5.25, subject to adjustment, issued to the finder in connection with the April 2000 private placement of our common stock;

  . conversion rights and dividend rights of preferred stock held by Elan, consisting of 92,973, subject to adjustment, shares of Series B Convertible Preferred Stock ($8.0 million original liquidation value) bearing an 8% cumulative payment-in-kind dividend and convertible at liquidation value into common stock at $7.38 per share, subject to adjustment, and 91,218, subject to adjustment, shares of Series C Exchangeable Convertible Preferred Stock ($8.4 million original liquidation value) bearing a 7% cumulative payment-in-kind dividend and which is exchangeable for part of Endorex's interest in one of the joint ventures with Elan or convertible at liquidation value into common stock at $8.86 per share;

  . options to purchase approximately 1.7 million shares of common stock issued to participants in our stock option plan with a weighted average exercise price of approximately $2.88; and

  . anti-dilution rights under the above warrants and preferred stock, which can permit purchase of additional shares and/or lower exercise/conversion prices under certain circumstances. To the extent that anti-dilution rights are triggered, or warrants, options or conversion rights are exercised, our stockholders will experience substantial dilution and the Company's stock price may decrease.

Future sales of common stock by our existing stockholders could adversely affect our stock price.

  The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have not paid cash dividends.

  We have never paid cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. We currently intend to retain earnings, if any, for the development of our business.

We have certain interlocking relationships that may present potential conflicts of interest.

  Lindsay A. Rosenwald, M.D., is the Chairman and sole stockholder of Paramount Capital Asset Management, Inc., or PCAM, Paramount Capital, Inc., or Paramount, and Paramount Capital Investment LLC, or PCI, a merchant banking and venture capital firm specializing in biotechnology companies. PCAM is the investment manager of The Aries Master Fund II, a Cayman Island exempted company, and the general partner of each of the Aries Domestic Fund, L.P. and the Aries Domestic Fund II, L.P., each of which is a significant stockholder of Endorex. In addition, certain officers, employees and/or associates of Paramount and/or its affiliates own securities in a subsidiary of Endorex. In the regular course of its business, PCI identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between Endorex and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither such affiliates nor PCI is obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us. We do not expect and you should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or PCI in the future will be made available to us. In addition, certain of the current officers and directors of Endorex or any officers or directors of the company hereafter appointed may from time to time serve as officers, directors or consultants of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with us.

Certain directors and stockholders have significant influence.

  Our directors, executive officers and principal stockholders and certain of their affiliates have the ability to influence the election of directors and most other stockholder actions. In particular, pursuant to a placement agency agreement, Paramount may propose up to three persons for nomination as directors until October 2000. In addition, our Board of Directors cannot exceed six persons without the prior written consent of Paramount until October 2000. These arrangements may discourage or prevent any proposed takeover of Endorex, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. Such stockholders may influence corporate actions, including influencing elections of directors and significant corporate events.

                          FORWARD-LOOKING INFORMATION

  This prospectus includes "forward-looking statements" regarding future events or our future performance within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus or incorporated by reference regarding our financial position and business strategy may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can not guarantee that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are listed in this prospectus, and they include the forward-looking statements under "risk factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these statements.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale of the shares. All proceeds will be received by the selling stockholders. See "Selling Stockholders".

                             PLAN OF DISTRIBUTION

  Endorex is registering all 8,157,869 shares on behalf of the selling stockholders. Endorex will receive no proceeds from this offering. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of Endorex in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers.

  The shares may be sold by one or more of, or a combination of, the following:

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

  .  an exchange distribution that complies with the rules of the exchange;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  .  in privately negotiated transactions.

  To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

  The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholders also may sell shares short and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholders each may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholders have advised Endorex that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not engage in market making activities with respect to our common stock for a period of one business day before the commencement of this distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. Endorex will make copies of this prospectus available to the selling stockholders and has informed each of them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

  Endorex will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

  . the name of the selling stockholders and of the participating broker-dealer(s);

  .  the number of shares involved;

  .  the price at which these shares were sold;

  . the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

  . that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  .  other facts material to the transaction.

  In addition, upon being notified by any selling stockholder that a donee or pledgee intends to sell more than 500 shares, Endorex will file a supplement to this prospectus.

  Endorex will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act. Endorex and the selling stockholders have agreed to indemnify each other against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                             SELLING STOCKHOLDERS

  The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of the prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders. Except as indicated below, none of the selling stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the shares or other securities of the Company. The shares offered by this prospectus may be offered from time to time by the selling stockholders. This information is based upon information provided by each respective selling stockholder, schedules 13D and other public documents filed with the SEC. The number of shares of common stock beneficially owned and used to calculate the percentage beneficial ownership of each listed person includes the shares of common stock underlying warrants or preferred stock held by such persons that are exercisable or convertible within 60 days of April 30, 2000. The term "selling stockholders" includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for each stockholder is based on 12,703,237 shares of common stock outstanding as of April 30, 2000.

                                                                                  Beneficial
                                                                                   Ownership
                                             Number of Shares of Common Stock   After Offering
                                              Registered for Sale Hereby (1)          (2)
                                             --------------------------------- -----------------
                                                                   Shares of
                                                                     Common
                                                                     Stock
                                                       Shares of   Underlying
                           Number of Shares              Common     Series B
                             Beneficially    Shares of   Stock    and Series C
    Name of Selling           Owned Prior     Common   Underlying  Preferred   Number of
      Stockholder          to Offering(2)(3)   Stock    Warrants     Stock      Shares   Percent
    ---------------       ------------------ --------- ---------- ------------ --------- -------
AFAX Group Ltd..........         66,138         52,910    13,228         --          --     --
Aries Domestic Fund,
 L.P.(4)................      1,063,760        565,332    56,533         --      441,895   3.46%
The Aries Master Fund
 II(5)..................      2,346,945      1,121,587   112,159         --    1,113,199   8.69%
Banque SCS Alliances
 S.A....................        132,275        105,820    26,455         --          --     --
Beacon Global Advisors..        132,275        105,820    26,455         --          --     --
Credito Privato
 Commericale............        132,275        105,820    26,455         --          --     --
Crescent International
 Ltd....................        138,562        105,820    26,455         --        6,287    *
Deephaven Private
 Placement..............        132,275        105,820    26,455         --          --     --
DG Lux Lacuna APO
 Biotech................        317,460        253,968    63,492         --          --     --
Drax Holdings Group
 L.P....................        502,930        211,640    52,910         --      238,380   1.87%
Elan Pharmaceutical
 Investments, Ltd.(6)...      1,798,259            --        --    2,289,346     538,462   3.79%
Robert I. Falk..........        113,185         52,910    13,228         --       47,047    *
Financiere Tuileries....         39,683         31,746     7,937         --          --     --
Heritage Finance and
 Trust Co...............        127,552         84,656    21,164         --       21,732    *
Peter Kash(7)...........         78,865         78,865       --          --          --     --
Peter Kash and Donna
 Kash JTWROS............         11,920         11,920       --          --          --     --
Keys Foundation,
 Curacao................        112,311         84,656    21,164         --        6,491    *
Nomura Bank
 (Switzerland) Ltd......        264,550        211,640    52,910         --          --     --
Paramount Capital,
 Inc.(8)................            --             --    226,190         --          --     --
PKB Privatbank AG.......        219,672        169,312    42,328         --        8,032    *
Tis Prager..............         23,940         10,582     2,646         --       10,712    *
Lindsay A. Rosenwald,
 M.D.(9)................      4,862,084            --  1,434,032         --    3,428,052  23.85%
St. John's Trust........        132,275        105,820    26,455         --          --     --
Bruno Widmer............         15,445         10,582     2,646         --        2,217    *

--------
*  Less than 1%.
(1) This prospectus includes 3,380,428 shares of common stock that were previously registered on a registration statement on Form S-2, Registration No. 333-44583, filed by the Company with the SEC on January 21, 1998, but which were not sold while such registration statement was effective.
(2) The calculations for the beneficial ownership of each selling stockholder assumes (i) that any shares subject to warrants or conversion privileges within 60 days of April 30, 2000 shall be deemed owned and outstanding for the purpose of determining beneficial ownership and the percentage of outstanding shares beneficially owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage beneficially owned by any other person, and (ii) that such selling stockholder has sold all of its shares registered hereunder. Some of the selling stockholders may also sell shares of common stock registered under prior registration statements or pursuant to Rule 144. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the sale of shares hereunder. See "Plan of Distribution."
(3) On April 12, 2000, the Company, pursuant to a private placement to certain investors, issued 1,809,522 shares of common stock and warrants exercisable for 452,383 shares of common stock issuable upon exercise of the warrants until April 12, 2005 at a price of $5.91 per share. The number of shares of common stock beneficially owned by each such selling stockholder includes the shares of common stock underlying warrants issued pursuant to the April 2000 private placement if such selling stockholder was an investor in the April 2000 private placement.
(4) Number of shares beneficially owned includes 23,334 shares of common stock issuable upon exercise of warrants exercisable until May 19, 2002 at a price of $2.3125 per share, and 56,533 shares issuable upon exercise of warrants exercisable until April 16, 2003 at a price of $2.54375 per share. Does not include warrants to purchase 1,434,032 shares of common stock held by Lindsay A. Rosenwald, M.D., the Chairman of PCAM, which is the general partner of the Aries Domestic Fund, L.P., in his individual capacity. Dr. Rosenwald and PCAM share the power to vote and/or dispose of the shares of common stock held by the Aries Domestic Fund, L.P., but disclaim beneficial ownership thereof except to the extent of their pecuniary interest therein, if any.
(5) Number of shares beneficially owned includes 43,334 shares of common stock issuable upon exercise of warrants exercisable until May 19, 2002 at a price of $2.3125 per share, and 112,159 shares of common stock issuable upon exercise of warrants exercisable until April 16, 2003 at a price of $2.54375 per share. Does not include warrants to purchase 1,434,032 shares of common stock held by Lindsay A. Rosenwald, M.D., the Chairman of PCAM, which is the investment manager of The Aries Master Fund II, in his individual capacity. Dr. Rosenwald and PCAM share the power to vote and/or dispose of the shares of common stock held by The Aries Master Fund II, but disclaim beneficial ownership thereof except to the extent of their pecuniary interest therein, if any.
(6) Number of shares beneficially owned includes 1,259,757 shares of common stock issuable upon conversion of Series B Preferred Stock and 230,770 shares issuable upon exercise of warrants exercisable until January 21, 2004 at a price of $10.00 per share. Although this registration statement registers 1,029,549 shares of common stock issuable upon conversion of Series C Preferred Stock after October 20, 2000, the shares underlying the Series C Preferred Stock have not been included in calculating the beneficial ownership prior to or after the offering because the Series C Preferred Stock is not convertible into common stock within 60 days of April 30, 2000.
(7) Does not include 11,920 shares over which Peter Kash and Donna Kash have beneficial ownership as joint tenants with rights of survivorship. Mr. Kash is a Senior Managing Director of Paramount.
(8) As compensation for services as financial advisor and finder for the April 2000 private placement, the Company issued warrants for 226,190 shares of common stock with an exercise price of $5.25 to Paramount. Although this registration statement registers the 226,190 shares issuable upon exercise of such warrants, the shares underlying these warrants have not been included in calculating the beneficial ownership prior to or after the offering since these warrants are not exercisable within 60 days of April 30, 2000. Paramount has indicated that it will transfer all or a portion of such warrants to its employees, officers and its affiliates.
(9) Lindsay A. Rosenwald, M.D., is the Chairman and sole stockholder of PCAM, which is the Investment Manager and General Partner of the Aries Master Fund II and Aries Domestic Fund, L.P., respectively. Paramount's chairman and sole stockholder is Lindsay A. Rosenwald, M.D. The securities beneficially owned by Lindsay A. Rosenwald include 1,434,032 shares of common stock issuable upon exercise of warrants exercisable until April 16, 2003 at a price of $2.54375 per share, 1,063,760 shares beneficially owned by Aries Domestic Fund, L.P., 2,346,945 shares beneficially owned by Aries Master Fund II and 17,346 shares beneficially owned by Aries Domestic Fund II, L.P. Dr. Rosenwald disclaims beneficial ownership of the shares owned by the Aries Master Fund II, Aries Domestic Fund II, L.P. and Aries Domestic Fund, L.P., except to the extent of any pecuniary interest therein.

Relationships with Selling Stockholders

  In addition to the relationships set forth in the table above and the footnotes thereto, the Company has the following relationships with Selling Stockholders.

  On January 21, 1998, we established a joint venture, with Elan for the exclusive research, development and commercialization of oral and mucosal prophylactic and therapeutic vaccines. As part of the transaction, Elan International Services, Ltd., or EIS, a wholly owned subsidiary of Elan, made a $2.0 million initial investment by purchasing 307,692 shares of Common Stock and warrants to acquire 230,770 shares of Common Stock. The six-year warrants have an exercise price of $10.00 per share. In addition, in connection with the joint venture and the execution of a license agreement, we issued $8.0 million of Series B Convertible Preferred Stock to EIS.

  On October 21, 1998, we established a second joint venture, Endorex Newco, Ltd., with Elan for the exclusive research, development and commercialization of the Medipad(TM) disposable drug delivery system with two undisclosed drugs. In connection with the joint venture and the execution of a license agreement, we issued $8.4 million of Series C Convertible Preferred Stock to EIS.

  Pursuant to a placement agreement dated as of July 1, 1997 between Paramount and ourselves, until October 2000 Paramount may propose up to three persons for nomination as our directors and our Board of Directors cannot exceed six persons without the prior written consent of Paramount.

  Pursuant to a Financial Advisory Agreement between Paramount and us, dated as of October 25, 1999, Paramount will provide to us financial advisory services for a period of twelve months from the date of the agreement. Paramount will receive as compensation for its services $5,000 per month for the term of the Financial Advisory Agreement and is entitled to receive options for 46,000 shares of common stock at an exercise price of $2.54 per share. Of these options, options for 10,000 shares of common stock are immediately exercisable upon the issuance of such options and expire after October 25, 2000 and are subject to our right to repurchase such options for $50,000; options for 9,000 shares of common stock become exercisable after October 25, 2000 and expire after October 25, 2009; options for 9,000 shares of common stock become exercisable after April 25, 2001 and expire after October 25, 2009; and options for 18,000 shares of common stock become exercisable after October 25, 2002 and expire after October 25, 2009.

  Pursuant to a Finder Agreement dated as of February 29, 2000, as amended on April 6, 2000, between Paramount and us, Paramount agreed to act as a finder in connection with our April 2000 private placement of common stock and warrants. In return for its services under the Finder Agreement, Paramount received a cash payment of $598,500 and warrants exercisable for 226,190 shares of common stock at an exercise price of $5.25 per share. The warrants are not exercisable until October 12, 2000 and expire on October 11, 2007.

                        WHERE TO FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

  We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such common stock, reference is made to the registration statement and exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement or documents incorporated herein by reference, each such statement is qualified in all respects by reference to the applicable exhibit, or documents incorporated by reference therein. Copies of the registration statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above.

  The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below:

  . Annual Report on Form 10-KSB for the year ended December 31, 1999, as filed with the SEC on March 30, 2000;

  .  Current Report on Form 8-K, as filed with the SEC on March 20, 2000;

  . Definitive Proxy Statement with respect to the Annual Meeting of Stockholders as filed with the SEC on April 13, 2000;

  . All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1999; and

  . The description of our common stock contained in our registration statement on Form 8A/A as filed with the SEC on August 4, 1998.

  We will also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement before the effectiveness of the registration statement:

  .  Reports filed under Sections 13 (a) and (c) of the Exchange Act;

  . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

  .  Any reports filed under Section 15 (d) of the Exchange Act.

  We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated by reference herein (other than exhibits to such documents). Requests for such documents and information should be directed to the following address:

                              Endorex Corporation
                           Attention: Frank C. Reid
               Vice President, Finance and Corporate Development
                         28101 Ballard Drive, Suite F
                          Lake Forest, Illinois 60045
                        Telephone number (847) 573-8990

  You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than on the front of this document.

  Our common stock is traded on the American Stock Exchange under the symbol "DOR". Reports, proxy statements and other information concerning Endorex may be inspected at the Nasdaq-Amex Market Group at 80 Merritt Blvd., Trumbull, CT 06611.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                8,157,869 Shares

                              ENDOREX CORPORATION

                                  Common Stock

                                   PROSPECTUS

                                  May 12, 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The selling stockholders will not pay any of the expenses of this offering. The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered:

                                                                       Amount to
                                                                        Be Paid
                                                                       ---------
Registration Fee--SEC.................................................  $ 7,000
Legal Fees and Expenses...............................................   40,000
Accounting Fees and Expenses..........................................   10,000
Printing Fees and Expenses............................................   10,000
Miscellaneous.........................................................    3,000
                                                                        -------
  Total...............................................................  $70,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

  Article Thirteenth of the Company's Certificate of Incorporation, as amended, and Article VII of the Company's By-Laws provide that the Company may indemnify each current and former director, officer, and any employee or agent of the corporation, his or her heirs, executors, and administrators, against expenses reasonably incurred or any amounts paid by him or her in connection with any action, suit, or proceeding to which he or she may be made a party by reason of being or having been a director, officer, employee or agent of the corporation to the fullest extent permitted by the Delaware General Corporation Law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Reference is made to Section 145 of the Delaware General Corporation Law as such Section pertains to indemnification matters.

Item 16. Exhibits

Exhibit
  No.                                               Description
-------                                             -----------
         Series B Preferred Certificate of Designation, Preferences and Rights filed as of January 21, 1998
 3.1     (1).
         Series C Preferred Certificate of Designation, Preferences and Rights filed as of October 21, 1998
 3.2     (1).
 4.1     Form of Subscription Agreement by and between the Registrant and each investor dated as of
         April 11, 2000.
 4.2     Form of Amendment and Supplement to Subscription Agreement entered into by each investor as of
         April 11, 2000.
 4.3     Form of Second Amendment and Supplement to Subscription Agreement entered into by each investor as of April 11, 2000.
 4.4     Form of Investor Warrant issued to each investor dated as of April 12, 2000.
 4.5     Form of Finder Warrant issued to Paramount Capital, Inc. dated as of April 12, 2000.
 4.6     Warrant issued to Aries Fund dated as of May 19, 1997.
 4.7     Warrant issued to Aries Domestic Fund, L.P. dated as of May 19, 1997.
 4.8     Warrant issued to Paramount Capital, Inc. dated as of October 16, 1997. (2)
 4.9     Warrant issued to Paramount Capital, Inc. dated as of October 16, 1997. (2)
 5.1     Opinion of Brobeck, Phleger & Harrison, LLP.
10.1     Finder Agreement between the Registrant and Paramount Capital, Inc. dated as of February 29, 2000.
10.2     Amendment and Supplement to Finder Agreement dated as of April 6, 2000.
10.3     Financial Advisory Agreement between the Registrant and Paramount Capital, Inc. dated as of
         October 25, 1999.
23.1     Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.2     Consent of Brobeck, Phleger & Harrison, LLP. Reference is made to Exhibit 5.1.
24.1     Power of Attorney.

--------
(1) Incorporated by reference to our Quarterly Report on Form 10-QSB, for the period ended on September 30, 1998.
(2) Incorporated by reference to our Quarterly Report on Form 10-QSB, as amended, for the period ended on September 30, 1997.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

    (i) include any prospectus required by Section 10(a)(3) of the Securities
  Act;

    (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) include any additional or changed material information on the plan of distribution;

PROVIDED, HOWEVER, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 12, 2000.

                                          Endorex Corporation

                                                  /s/ Michael S. Rosen
                                          By: _________________________________
                                                      Michael S. Rosen
                                               President and Chief Executive
                                                   Officer, and Director

  Pursuant to the requirements of the Securities Act of 1933, as amended, this the registration statement has been signed by the following persons in the capacities indicated on May 12, 2000.

         /s/ Michael S. Rosen               President, Chief Executive Officer, and Director
By: _______________________________________  (Principal Executive Officer)
             Michael S. Rosen

           /s/ Frank C. Reid                Vice President, Finance and Corporate
By: _______________________________________  Development (Principal Financial and Accounting
               Frank C. Reid                 Officer)

                   *                        Director
By: _______________________________________
              Richard Dunning

                   *                        Director
By: _______________________________________
              Steve H. Kanzer

                   *                        Director
By: _______________________________________
               Paul D. Rubin

                   *                        Director
By: _______________________________________
             H. Laurence Shaw

                   *                        Director
By: _______________________________________
              Kenneth Tempero

                   *                        Director
By: _______________________________________
              Steven Thornton

           /s/ Frank C. Reid
*By: ______________________________________
               Frank C. Reid
             Attorney-in-fact

                                   EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  3.1    Series B Preferred Certificate of Designation, Preferences and Rights
         filed as of January 21, 1998(1).

  3.2 Series C Preferred Certificate of Designation, Preferences and Rights filed as of October 21, 1998(1).

  4.1 Form of Subscription Agreement by and between the Registrant and each investor dated as of April 11, 2000.

  4.2 Form of Amendment and Supplement to Subscription Agreement entered into by each investor as of April 11, 2000.

  4.3 Form of Second Amendment and Supplement to Subscription Agreement entered into by each investor as of April 11, 2000.

  4.4 Form of Investor Warrant issued to each investor dated as of April 12, 2000.

  4.5    Form of Finder Warrant issued to Paramount Capital, Inc. dated as of
         April 12, 2000.

  4.6    Warrant issued to Aries Fund dated as of May 19, 1997.

  4.7    Warrant issued to Aries Domestic Fund, L.P. dated as of May 19, 1997.

  4.8    Warrant issued to Paramount Capital, Inc. dated as of October 16,
         1997(2).

  4.9    Warrant issued to Paramount Capital, Inc. dated as of October 16,
         1997(2).

  5.1    Opinion of Brobeck, Phleger & Harrison, LLP.

 10.1    Finder Agreement between the Registrant and Paramount Capital, Inc.
         dated as of February 29, 2000.

 10.2    Amendment and Supplement to Finder Agreement dated as of April 6,
         2000.

 10.3    Financial Advisory Agreement between the Registrant and Paramount
         Capital, Inc. dated as of October 25, 1999.

 23.1    Consent of PricewaterhouseCoopers LLP, Independent Auditors.

 23.2    Consent of Brobeck, Phleger & Harrison, LLP. Reference is made to
         Exhibit 5.1.

 24.1    Power of Attorney.

--------
(1) Incorporated by reference to our Quarterly Report on Form 10-QSB, for the period ended on September 30, 1998.
(2) Incorporated by reference to our Quarterly Report on Form 10-QSB, as amended, for the period ended on September 30, 1997.